THRIVENT SERIES FUND, INC.

Power of Attorney of Directors and Officers

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned directors and/or officers of THRIVENT SERIES FUND, INC., a Minnesota corporation, does hereby make, constitute and appoint Teresa J. Rasmussen, James M. Odland, Marlene J. Nogle and John C. Bjork and each or any of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such director and/or officer of such Company to a Registration Statement or Registration Statements, on Form N-1A or other applicable form, and all amendments, including pre-effective amendments, post-effective amendments, and any other form or application for exemptive relief, to be filed by such Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of shares of such Company, and to file the same, with all exhibits thereto and other supporting documents, with such Commission, granting unto such attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand this 29th day of August, 2005.

/s/ F. Gregory Campbell	/s/ Connie M. Levi
F. Gregory Campbell	Connie M. Levi
Director	Director

/s/ Herbert F. Eggerding, Jr.	/s/ Edwad W. Smeds
Herbert F. Eggerding, Jr.	Edward W. Smeds
Director	Director

/s/ Noel K. Estenson	/s/ Pamela J. Moret
Noel K. Estenson	Pamela J. Moret
Director	Director and President

/s/ Richard L. Gady	/s/ Gerard V. Vaillancourt
Richard L. Gady	Gerard V. Vaillancourt
Director	Treasurer

/s/ Richard A. Hauser
Richard A. Hauser
Director